EXHIBIT 99.1

Lightwave Logic shows ultra-highspeed performance and robustness for optical communications

PR Newswire September 26, 2019

ENGLEWOOD, Colo., Sept. 26, 2019 /PRNewswire/ -- Lightwave Logic, Inc. (LWLG) announces that it presented positive technical results on its high-performance material for optical communications in two talks at the prestigious European Conference on Communications (ECOC) in Dublin, Ireland this week.

CEO Dr. Michael Lebby said, "One of the key challenges that came out loud and clear at this year's conference is the need for breakthroughs in new materials to better scale to higher data rates."

The company had announced a new material that promised significantly improved performance in February. In the first public release of data on this material this week, Lightwave Logic showed measurements of the improved speed that exceeds 80 GHz. This speed can support both 100 Gbps NRZ and 200 Gbps PAM4 single-channel serial datastreams and by aggregation to multiples of those data rates such as 400 Gbps, 800 Gbps and 1600 Gbps. The data included the ability for the device to convert electrical data to optical data with excellent fidelity over a wide frequency range from low speed to high speed. This attribute is required for use with digital data. The presentation showed measurements of material response over frequency and the resulting the optical data bits stream.

The company also presented thermal stability data of the activated (electro-optic) states of these materials. In his presentation, Dr. Lebby explained that these materials are poled into a metastable state in order to activate their data-carrying characteristics. The data confirmed that the engineering of the new material resulted in higher stability.

The two well-attended presentations were both given at the European Conference on Optical Communications in Dublin, Ireland on Sunday September 22 and Tuesday Sept 24.

Slides from the presentation can be found at LINK to LWLG presentations [lightwavelogic.com/Presentations]. For more information about Lightwave Logic, please visit the Company's website at lightwavelogic.com.

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Lightwave Logic, Inc. is a development stage company moving toward commercialization of next generation photonic devices using its high-activity and high-stability organic polymers for applications in data communications and telecommunications markets. Photonic electro-optical devices convert data from electric signals into optical signals.

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The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

Contact:
Karen Liu
Lightwave Logic, Inc.
karen@lightwavelogic.com
+1 720 356 4497